PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated December 7, 1995)

                                  $120,000,000

             [LOGO OF GENERAL AMERICAN TRANSPORTATION CORPORATION]

                  GENERAL AMERICAN TRANSPORTATION CORPORATION

                             6 3/4% NOTES DUE 2009
                             ---------------------

      GATC will pay interest on the 6 3/4% Notes semiannually on May 1 and November 1, beginning November 1, 1999. The Notes will be redeemable in whole or in part at any time and from time to time, at the option of GATC, at the redemption price described under "Certain Terms of the Notes."

                             ---------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                                                         PER NOTE          TOTAL
                                                         --------          -----
Public Offering Price................................     99.699%       $119,638,800
Underwriting Discount................................      0.650%       $    780,000
Proceeds to GATC (before expenses)...................     99.049%       $118,858,800

      The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from May 3, 1999, and must be paid by the purchaser if the Notes are delivered after May 3, 1999.

      The underwriters are offering the Notes subject to various conditions. The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment for the Notes in New York, New York on or about May 3, 1999.

                             ---------------------


SALOMON SMITH BARNEY                                           J.P. MORGAN & CO.

April 27, 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                       PROSPECTUS SUPPLEMENT
Recent Developments.........................................    S-3
Use of Proceeds.............................................    S-3
Certain Terms of the Notes..................................    S-3
Underwriting................................................    S-5

                             PROSPECTUS
Available Information.......................................      2
Documents Incorporated by Reference.........................      2
Use of Proceeds.............................................      2
The Company.................................................      3
Description of Debt Securities..............................      4
Plan of Distribution........................................     10
Legal Opinions..............................................     11
Experts.....................................................     11

                              RECENT DEVELOPMENTS

     As noted in GATX's press release of first quarter earnings dated April 20, 1999, GATC's railcar leasing and management segment reported net income of $17.5 million for the first quarter of 1999 compared to $15.9 million for the first quarter of 1998. The number of cars on lease as of March 31, 1999 was 86,500 as compared to 82,200 as of March 31, 1998.

     Additionally, GATC's bulk liquid storage, distribution and pipeline segment had net earnings of $8.5 million for the first quarter of 1999 compared to $4.3 million for the first quarter of 1998. Utilization was 94 percent at the end of the first quarter of 1999 compared to 93 percent in the prior year period.

                                USE OF PROCEEDS

     GATC will use all of the net proceeds from the sale of the Notes to retire outstanding indebtedness arising from GATC's issuance of commercial paper and other short-term indebtedness bearing an effective interest rate of approximately 5.0015% and maturing on or about the date of delivery of the Notes. Pending any such application, GATC may temporarily invest the net proceeds in short-term securities.

                           CERTAIN TERM OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which description reference is hereby made.

GENERAL

     The Notes will be limited to $120,000,000 in aggregate principal amount and will mature on May 1, 2009. Each Note will bear interest from May 3, 1999 at the annual rate set forth on the cover page of this prospectus supplement, payable semiannually on May 1 and November 1, commencing November 1, 1999, to the person in whose name such Note is registered at the close of business on the preceding April 15 or October 15, as the case may be. The Notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registrable, through the Depository as described under "Description of Debt Securities--Book-Entry Registration" in the accompanying prospectus.

     The Notes will not be subject to any sinking fund.

OPTIONAL REDEMPTION

     The Notes will be redeemable in whole or in part at any time and from time to time, at the option of GATC, at a redemption price equal to the greater of
(i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     "Treasury Rate" means, for any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Business Day" means any day other than a Saturday or Sunday and other than a day on which banking institutions in Chicago, Illinois, or New York, New York, are authorized or obligated by law or executive order to close.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     "Comparable Treasury Price" means the average of two Reference Treasury Dealer Quotations for such redemption date.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Debt Trustee after consultation with GATC.

     "Reference Treasury Dealer" means each of Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. and their successors; provided, however, that if any of the foregoing or their successors shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), GATC will substitute for it another nationally recognized investment bank that is a Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     GATC will mail notice of a redemption to holders of Notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the Notes are to be redeemed, the Debt Trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Debt Trustee deems fair and appropriate.

SAME-DAY SETTLEMENT

     Settlement for the Notes will be made in immediately available funds and all payments of principal and interest on the Notes will be made by GATC in immediately available funds. See "Description of Debt Securities--Same-Day Settlement" in the accompanying prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and GATC has agreed to sell to such underwriter, the respective principal amount of Notes set forth opposite the name of such underwriter:

                                                                PRINCIPAL AMOUNT
                        UNDERWRITERS                                OF NOTES
                        ------------                            ----------------
Salomon Smith Barney Inc. ..................................      $ 78,000,000
J.P. Morgan Securities Inc. ................................        42,000,000
                                                                  ------------
     Total..................................................      $120,000,000
                                                                  ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

     The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain dealers at the public offering price less a concession not in excess of 0.40% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow a concession not in excess of 0.25% of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed by the underwriters.

     The following table shows the underwriting discount and commission GATC will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

                                                                PAID BY GATC
                                                                ------------
Per Note....................................................       0.65%

     In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, the Notes in the open market. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     GATC estimates that its total expenses of the offering will be $120,000.

     There is presently no trading market for the Notes and there is no assurance that a market will develop.

     GATC has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with GATC and its affiliates.

PROSPECTUS

$650,000,000

[GENERAL AMERICAN TRANSPORTATION CORPORATION LOGO]

GENERAL AMERICAN TRANSPORTATION
CORPORATION

DEBT SECURITIES

General American Transportation Corporation, a New York corporation ("GATC" or the "Company") may offer from time to time, in one or more series, up to $650,000,000 aggregate principal amount (or the equivalent in foreign currencies or currency units) of its debt securities ("Debt Securities"), on terms to be determined at the time the Debt Securities are offered for sale. Unless otherwise provided in a Prospectus Supplement, the Debt Securities of any series may be represented by a single global certificate registered in the name of a depository's nominee and, if so represented, beneficial interests in the global certificate will be shown on, and transfers thereof will be effected only through, records maintained by the depository and its participants. Debt Securities may be offered for sale directly to purchasers and may also be offered through underwriters, dealers or agents. The names of any underwriters or agents and any compensation to such underwriters or agents will be set forth in the Prospectus Supplement.

The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, currencies in which such Debt Securities are issued or payable, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, whether the Debt Securities are issuable in registered form or bearer form or both, whether any series of the Debt Securities will be represented by a single global certificate, any terms for redemption or for sinking fund payments, whether the Debt Securities are convertible into Debt Securities of a different series, the initial public offering price, the net proceeds to the Company from the sale of the Debt Securities and any other specific terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 7, 1995

                             AVAILABLE INFORMATION

     General American Transportation Corporation, a New York corporation ("GATC" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by GATC with the Commission can be inspected and copied at the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. GATC has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     GATC's Annual Report on Form 10-K for the year ended December 31, 1994, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, respectively, and its Current Report on Form 8-K dated July 19, 1995 heretofore filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference.

     All documents filed by GATC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     GATC will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless specifically incorporated therein). Requests for such documents should be directed to General American Transportation Corporation, 500 West Monroe Street, Chicago, Illinois 60661-3676, Attention: Secretary (telephone 312-621-6200).

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of Debt Securities will be added to the general funds of the Company and may be used to repay the Company's outstanding short-term borrowings and long-term debt. The proceeds may also be used to finance capital expenditures, to finance acquisitions, or to make advances to GATX Corporation ("GATX"), of which the Company is a wholly owned subsidiary. In addition, the proceeds may be used for other corporate purposes or as may be described in the Prospectus Supplement. The Company has not allocated a specific portion of the proceeds for any particular use at this time. Pending such use, the net proceeds may be temporarily invested in short-term securities.

                                  THE COMPANY

     GATC is a wholly owned subsidiary of GATX Corporation and is principally engaged in railcar leasing and management. GATX Terminals Corporation ("Terminals"), a wholly owned subsidiary of the Company, is engaged in the operation of public bulk liquid terminals and domestic pipeline systems. The Company is the largest lessor of railroad tank cars in the United States, and Terminals is one of the largest independent operators of public bulk liquid terminals in the world. The principal offices of the Company are located at 500 West Monroe Street, Chicago, Illinois 60661-3676 (telephone: (312) 621-6200).

     The Company leases specialized railcars, primarily tank cars and to a lesser extent Airslide(R) covered hoppers and plastic pellet cars, under full service leases. The Company's railcars have a useful life of approximately 30 to 33 years. The average age of the railcars in the Company's fleet is approximately 15 years. The Company's customers typically lease new equipment for a term of five years or longer, whereas renewals or leases of used cars are typically for periods ranging from less than a year to seven years with an average lease term of about three years. Under its full service leases, the Company maintains and services its railcars, pays ad valorem taxes and provides many ancillary services.

     Terminals is engaged in the storage, handling and intermodal transfer of petroleum and chemical commodities at key points in the bulk liquid distribution chain. Terminals owns and operates terminals in the United States and the United Kingdom; Terminals also has joint venture interests in facilities in Europe and the Pacific Rim. All of its terminals are located near major distribution and transportation points and most are capable of receiving and shipping bulk liquids by ship, rail, barge and truck. Many of the terminals are also linked with major interstate pipelines. In addition to storing, handling and transferring bulk liquids, Terminals also provides blending and testing services at most of its facilities.

RELATIONSHIP WITH GATX

     All of the Company's outstanding common stock is owned by GATX. GATX is also the parent of American Steamship Company, a shipping company which operates self-unloading vessels on the Great Lakes, GATX Logistics, Inc., which provides distribution and logistics support services, warehousing facilities, and related real estate services throughout North America, and GATX Financial Services, which through its principal subsidiary, GATX Capital Corporation as well as its subsidiaries and joint ventures, arranges and services the financing of equipment and other capital assets on a worldwide basis.

     GATX will not guarantee the Debt Securities and does not guarantee any other indebtedness of the Company. The Company, in the normal course of business, pays dividends to GATX to provide for GATX's normal operating expenses. Additional amounts have been advanced to GATX from time to time for general corporate purposes, the redemption of GATX preferred stock and the retirement of debt. In addition, GATX may make advances to subsidiaries of the Company in the normal course of business. These advances have no fixed maturity date.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, including any additional covenants or changes to existing covenants relating to such series, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Debt Securities are to be issued under an Indenture, dated as of October 1, 1987, as supplemented (the "Debt Indenture"), between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Debt Trustee"). The following summaries of certain provisions of the Debt Securities and the Debt Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities and the Debt Indenture, including the definitions therein of certain terms. Particular sections of the Debt Indenture which are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Debt Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Debt Indenture.

GENERAL

     The Debt Indenture does not limit the amount of Debt Securities which can be issued thereunder or the amount of debt which may otherwise be incurred by the Company, and additional debt securities may be issued under the Debt Indenture up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms, if applicable, of the particular series of Debt Securities being offered thereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of the Debt Securities of the series will be payable; (iv) the rate or rates (or manner of calculation thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) the denominations in which Debt Securities of the series shall be issuable; (viii) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (ix) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities") and whether and the terms upon which bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (x) any provisions relating to the conversion of Debt Securities of the series into Debt Securities of a different series; (xi) whether and under what circumstances the Company will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; (xii) the currencies in which payments of interest, premium or principal are payable with respect to such Debt Securities; (xiii) whether the Debt Securities of any series will be issued as one or more Global Securities;
(xiv) whether Debt Securities of the series will be issuable in Tranches; and
(xv) any additional provisions or other terms not inconsistent with the provisions of the Debt Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Section 2.01 and 2.02) To the extent not described herein, principal and interest, if any, will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

     Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. There are no covenants or "event risk" provisions contained in the Debt Indenture that may afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

     Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Additionally, Debt Securities of any series may be represented by a single global note registered in the name of a depository's nominee and, if so represented, beneficial interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by a designated depository and its participants. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in the denomination of $1,000 and integral multiples thereof and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. Debt Securities of any series may be denominated in and payments of principal and interest may be made in United States dollars or any other currency, including composite currencies such as the European Currency Unit. For purposes of this Prospectus, "U.S. person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Debt Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States and its possessions. (Section 2.05(c)) The Company will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside of the United States and its possessions to which the bearer Debt Securities and coupons related thereto may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04)

     Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(f))

     If appropriate, United States federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

BOOK-ENTRY REGISTRATION

     If the Prospectus Supplement so indicates, the Debt Securities will be represented by one or more certificates (the "Global Securities"). The Global Securities representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depository") and registered in the name of the Depository or its nominee. Debt Securities represented by a Global Security will not be issuable in definitive form.

     DTC currently limits the maximum denomination of any single Global Security to $200,000,000. Therefore, for purposes hereof, "Global Security" refers to the Global Security or Global Securities representing the entire issue of Debt Securities of a particular series.

     DTC has advised the Company and any underwriters, dealers or agents named in the Prospectus Supplement as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the

New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance by the Company of Debt Securities represented by a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the underwriters, dealers or agents. Ownership of beneficial interests in the Global Security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Debt Securities represented by the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of participants in DTC), or by participants in DTC or persons that may hold interests through such participants (with respect to persons other than participants in DTC). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depository for the Global Security, or its nominee, is the registered owner of the Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Debt Indenture. Except as provided below, owners of beneficial interests in Debt Securities represented by the Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Debt Indenture.

     Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of DTC or its nominee will be made by the Company through the Debt Trustee under the Debt Indenture or a paying agent (the "Paying Agent"), which may also be the Debt Trustee under the Debt Indenture, to DTC or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Debt Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised that DTC, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants.

     If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Debt Securities represented by such Global Security.

     The information contained in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT

     If the Prospectus Supplement so indicates, settlement for the Debt Securities will be made by the underwriters, dealers or agents in immediately available funds and all payments of principal and interest on the Debt Securities will be made by the Company in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debt Securities subject to settlement in immediately available funds will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in such Debt Securities will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

EXCHANGE OF DEBT SECURITIES

     Registered Debt Securities may be exchanged, subject to certain specified restrictions, for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(a))

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b)) As of the date of this Prospectus, temporary United States Treasury regulations essentially prohibit exchanges of registered Debt Securities for bearer Debt Securities and, unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     The Company may not declare or pay any dividend or make any distribution in cash or property on its Capital Stock or to any stockholder (other than dividends or distributions payable in Capital Stock of the Company), or purchase, redeem or otherwise acquire or retire for value any Capital Stock or warrants or rights to acquire Capital Stock of the Company or permit any Subsidiary to purchase, redeem or otherwise acquire or retire for value any such Capital Stock or warrants or rights to acquire Capital Stock, if, upon giving effect to such dividend, distribution, purchase, redemption or other acquisition or retirement, the aggregate amount expended for all such purposes subsequent to December 31, 1989 shall exceed the sum of (a) the aggregate Consolidated Net Income accrued during the period (taken as a cumulative whole) subsequent to December 31, 1989, (b) the aggregate of the net proceeds received by the Company from the issue or sale of, or conversion of indebtedness into, its Capital Stock or warrants or rights to acquire Capital Stock subsequent to December 31, 1989, other than to a Subsidiary, said net proceeds being deemed for this purpose to equal the aggregate of (x) the cash, if any, received by the Company for such issue or sale, plus (y) the fair value of consideration other than cash (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Debt Trustee) received by the Company from such issue, sale or conversion, and (c) $75 million. (Section 4.07)

     The Company may not (or permit any Subsidiary to) make any loan or advance to or any other investment in, extend any credit so as to result in any amount being deemed receivable from, or make any payments with respect to any guaranty of any indebtedness of, any Related Parties (including GATX and its other Subsidiaries) if, after giving effect thereto, the sum of all such loans, advances, investments, receivables and payments, less the sum of any loans and advances from, and accounts payable to, any Related Parties, would exceed 75% of the Consolidated Tangible Net Worth of the Company.

     "Consolidated Net Income" means, for any period, the consolidated net income of the Company and its subsidiaries for such period determined in accordance with generally accepted accounting principles in the United States on the date of such computation.

     "Consolidated Tangible Net Worth" means the consolidated shareholder's equity of the Company and its subsidiaries, as reflected on the consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles in the United States at the conclusion of the immediately preceding fiscal quarter for which such determination is made, less the amount of intangible assets (including, without limitation, franchises, patents and patent applications, trademarks and brand names, goodwill, research and development expenses, and all write-ups in the book value of any asset (excluding write-ups of assets resulting from the application of principles of purchase accounting with respect to acquisitions made by the Company)).

     "Investment" means all loans, advances, purchases of Capital Stock, capital contributions and transfers of assets, and all sales and other dispositions of assets for consideration consisting of evidences of indebtedness, Capital Stock or other securities of the purchaser.

AMENDMENT AND WAIVER

     Subject to certain exceptions, the Debt Indenture and the Debt Securities may be amended or supplemented by the Company and the Debt Trustee with the written consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver;
(ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the Stated Maturity of any Debt Security; (iv) reduce any premium payable upon redemption of any Debt Security; (v) waive a default in the payment of the principal of or interest on any Debt Security; (vi) make any Debt Security payable in money other than that stated in the Debt Security; or (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security. (Section 9.02) The Debt Indenture may be amended or supplemented without the consent of any Securityholder (i) to cure any ambiguity, defect or inconsistency in the Debt Indenture or in the Debt Securities of any series; (ii) to provide for the assumption of all the obligations of the Company under the Debt Securities and any coupons appertaining thereto and under the Debt Indenture by any corporation in connection with a merger, consolidation, or transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Debt Indenture; (iii) to secure the Debt Securities; (iv) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (v) to make any change that does not adversely affect the rights of any Securityholder; (vi) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Debt Indenture or any series of Debt Securities; or (vii) to add to rights of Securityholders. (Section 9.01)

SUCCESSOR ENTITY

     The Company may consolidate with, or merge into, or be merged into, or transfer or lease its property and assets substantially as an entirety to, another U.S. corporation which assumes all the obligations of the Company under the Debt Securities and any coupons appertaining thereto and under the Debt Indenture if, after giving effect thereto, no default under the Debt Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all such obligations of the Company shall terminate. (Section 5.01 and Section 5.02)

DEFEASANCE, SATISFACTION AND DISCHARGE OF THE DEBT SECURITIES PRIOR TO MATURITY

     Defeasance. Unless provided for otherwise in the Prospectus Supplement, if the Company shall deposit with the Debt Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally recognized firm of independent public accountants chosen by the Company, to pay when due the principal of and interest on the Debt Securities to maturity (such money or direct obligations of, or obligations guaranteed by, the United States of America, initially deposited or equivalent cash or securities subsequently exchanged therefor, to be held as security for the payment of such principal and interest), then the Company may omit to comply with certain of the terms of the Debt Indenture as they relate to the Debt Securities, including certain of the restrictive covenants described herein under the caption "Description of Debt Securities -- Certain Covenants of the Company" and the Event of Default described in clause (iv) under the caption "Description of Debt Securities -- Events of Default," and such other restrictive covenants or Events of Default as may be set forth in the Prospectus Supplement. Defeasance of the Debt Securities would be subject to the satisfaction of certain conditions, including, among others, (i) the absence of an Event of Default at the date of the deposit, (ii) the perfection of the holders' interest in such deposit and
(iii) that such deposit would not result in a breach of a material instrument by which the Company is bound. (Section 8.02)

     Satisfaction and Discharge. Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, the Company may omit to comply with its obligations duly and punctually to pay the principal of and interest on the Debt Securities, or with any Events of Default with respect thereto, and thereafter the holders of Debt Securities shall be entitled only to payment out of the money or securities deposited with the Debt Trustee. Such conditions may include, among others, (i) except in certain limited circumstances involving a deposit made within one year of maturity, (A) the absence of an Event of Default at the date of deposit or on the 91st day thereafter, and (B) the delivery to the Debt Trustee by the Company of an opinion of nationally recognized tax counsel to the effect that holders of Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and (ii) the receipt by the Company of an opinion of counsel to the effect that such satisfaction and discharge will not result in a violation of the rules of any nationally recognized exchange on which the Debt Securities are listed. (Section 8.01)

EVENTS OF DEFAULT

     The following events are defined in the Debt Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 30 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) default in the payment of any sinking fund installment required to be made by the Company with respect to any series of Debt Securities; (iv) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Debt Indenture or in any supplemental indenture under which the Debt Securities of that series may have been issued; and (v) certain events of bankruptcy or insolvency. (Section 6.01) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Debt Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) and all accrued interest thereon shall be due and payable immediately. (Section 6.02)

     Securityholders may not enforce the Debt Indenture or the Debt Securities, except as provided in the Debt Indenture. (Section 6.06) The Debt Trustee may require indemnity satisfactory to it before it enforces the Debt Indenture or the Debt Securities. (Section 7.01(f)) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Debt Trustee in its exercise of any trust power. (Section 6.05) The Debt Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. (Section 7.05) The Company is not required under the Debt Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Debt Indenture.

CONCERNING THE DEBT TRUSTEE

     The Company maintains banking relationships in the ordinary course of business with the Debt Trustee.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) to or through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, or (ii) at market prices prevailing at the time of sale, or (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

     Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction, including commissions, discounts and other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the Prospectus Supplement to this Prospectus, certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois, and for any underwriters or agents, by Winston & Strawn, Chicago, Illinois. From time to time, Winston & Strawn has acted as special counsel to GATX Capital Corporation, a wholly owned subsidiary of GATX.

                                    EXPERTS

     The consolidated financial statements and related schedules of GATC appearing in GATC's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                                  $120,000,000

             [LOGO OF GENERAL AMERICAN TRANSPORTATION CORPORATION]

                  GENERAL AMERICAN TRANSPORTATION CORPORATION

                             6 3/4% NOTES DUE 2009



                             ---------------------

                             PROSPECTUS SUPPLEMENT
                                 APRIL 27, 1999

                             ---------------------



                              SALOMON SMITH BARNEY
                               J.P. MORGAN & CO.


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